Exhibit 99.1

13215 Bee Cave Parkway. Suite B-300, Austin, Texas 78738 Telephone: 512-538-2300 Fax: 512-538-2333 www.shpreit.com

PRESS RELEASE

Summit Hotel Properties Provides Update on Action Plan to Mitigate Effects of COVID-19

Austin, Texas, March 25, 2020 - - - Summit Hotel Properties, Inc. (NYSE: INN) (the “Company”) today announced that it has taken significant steps to enhance its overall liquidity position in light of the operating and financial effects on the Company due to the COVID-19 (Coronavirus) pandemic.

The following is a summary of certain measures the Company has taken to date in order to enhance its overall liquidity position:

•	Comprehensive cost reduction initiatives, including the reduction of labor and elimination of certain services and amenities, have been implemented at all hotels. The Company will temporarily suspend operations at certain hotels in response to specific government mandates or as the result of the current adverse market conditions.

•	The Company has postponed all non-essential capital improvement projects planned for 2020 beyond those already completed or substantially complete, which is expected to reduce total capital expenditures by approximately $35 million, or over 50% based on the midpoint of the Company’s previously provided guidance range of total capital expenditures for 2020.

•	The Company intends to suspend the declaration and payment of dividends on its common stock and operating partnership units beginning with the first quarter of 2020. This will conserve $19 million of cash quarterly, or $75 million on an annualized basis. The Company will continue to monitor the operating environment to determine the appropriate time and level of any common stock dividend payments.

•	The Company has drawn an additional $125 million on its $400 million unsecured revolving credit facility as a precautionary measure to ensure the Company has sufficient liquidity to meets its funding needs for the foreseeable future. The Company currently has $135 million of consolidated unrestricted corporate cash on hand and an additional $170 million of undrawn availability on its unsecured revolving credit facility. The Company has no debt maturing before November 2022.

“As our industry continues to navigate through the adverse effects of the COVID-19 pandemic, we remain committed, first and foremost, to the safety and well-being of our employees, guests and associates. I’m incredibly proud and thankful for the efforts of our employees and the commitment from our key partners to serving the best interests of all of our stakeholders,” said Dan Hansen, Chairman, President and Chief Executive Officer of Summit Hotel Properties. “Over the past few weeks, we have worked diligently with our third-party management companies and brand partners to make many difficult, but necessary, decisions at the hotel level in an attempt to preserve shareholder value and are committed to expeditiously returning to a more normal operating environment as conditions improve. Additionally, we will continue to evaluate further measures to enhance our overall liquidity position as we monitor the potential longevity of the evolving situation. While these are unprecedented and difficult times in our business and for our company, I am confident our experienced team will successfully navigate this challenging environment and Summit will continue as an industry leader.”

1 | Page

About Summit Hotel Properties

Summit Hotel Properties, Inc. is a publicly traded real estate investment trust focused on owning premium-branded hotels with efficient operating models primarily in the Upscale segment of the lodging industry. As of March 25, 2020, the Company’s portfolio consisted of 72 hotels, 67 of which were wholly owned, with a total of 11,288 guestrooms located in 23 states.

For additional information, please visit the Company’s website, www.shpreit.com and follow the Company on Twitter at @SummitHotel_INN.

Contact:

Adam Wudel

SVP – Finance & Capital Markets

Summit Hotel Properties, Inc.

(512) 538-2325

Forward Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan,” “likely,” “would” or other similar words or expressions. These forward-looking statements relate to the payment of dividends, savings from reductions of capital improvement projects, suspension of operations at hotels, and the future prospects of the Company. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

2 | Page